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                           [F.Y.I. INCORPORATED LOGO]


F.Y.I. EXPANDS CREDIT FACILITY TO $125 MILLION AND ANNOUNCES ACQUISITION

DALLAS, August 20, 1999--F.Y.I. Incorporated (Nasdaq: FYII), one of the nation's largest providers of document and information outsourcing solutions, and recently recognized by FORTUNE magazine as one of America's 100 fastest growing companies, today announced that F.Y.I.'s line of credit has been expanded to $125 million. In addition, F.Y.I. has completed the acquisition of Exigent Computer Group, Inc. based in San Ramon, CA.

The amended line of credit, with Paribas, Bank of America, Bank One, Texas Capital Bank and Wells Fargo participating as lenders, expands the previous line of credit by $25 million to $125 million.

"This line of credit expansion, combined with strong positive cash flow, gives F.Y.I. the financial flexibility to continue to execute our acquisition program into the year 2000," said Ed H. Bowman, Jr., president and CEO of F.Y.I. "With the strength of F.Y.I.'s balance sheet, our strategy to utilize a higher cash component in our acquisition program has led to an average mix of approximately 85% cash/15% stock in our 1999 transactions."

Exigent is an image and workflow systems integration firm whose primary markets are in the western U.S. Exigent is an IBM image systems reseller, and sells to customers in several industries, with a significant emphasis in the state and local government arenas, and with several FORTUNE 1000 companies.

"The addition of Exigent to our systems integration segment, referred to as F.Y.I. IMAGE Solutions, gives us an important West Coast presence, supplementing our present systems integration operations in the East and Midwest," said Mr. Bowman. "This also will strengthen our position in the state and local government areas, where systems integration and information management outsourcing opportunities are abundant."

"The acquisition of Exigent brings our 1999 total acquired annual revenue to more than $80 million which meets our full year acquisition target," said Thomas
C. Walker, chairman and chief development. "Most importantly, the strategic integration of this and other recent acquisitions will enable F.Y.I. to augment its services from both a geographic and technical perspective."

F.Y.I. Incorporated was recently named one of America's 100 Fastest Growing Companies by FORTUNE magazine based on revenue growth, earnings per share growth, and total shareholder return. F.Y.I. is a leading, national, single-source provider of document and information outsourcing solutions. Headquartered in Dallas, the company serves clients in information-intensive industries such as healthcare, legal, banking, insurance and government. F.Y.I. was founded in 1994 and now employs more than 9,000. The company operates in 39 states, Washington D.C., Puerto Rico, Mexico and the Grenadines. Visit the F.Y.I. website at www.fyii.com.

The statements in this press release which are not historical fact are forward-looking statements that involve risks and uncertainties including, but not limited to, developments of the risks detailed in F.Y.I. Incorporated's filings with the Securities and Exchange Commission.

Contact: John Peschier, Director - Investor Relations (214) 953-7683